Exhibit 10.2
ARDEA BIOSCIENCES, INC.
SENIOR EXECUTIVE SEVERANCE BENEFIT PLAN
Amended and Restated Effective November 7, 2008
Section 1. Introduction.
     This Ardea Biosciences, Inc. Senior Executive Severance Benefit Plan was established effective July 1, 2001 and most recently amended and restated November 7, 2008 (the “Plan”). The purpose of the Plan is to provide for the payment of severance benefits to certain eligible employees of Ardea Biosciences, Inc. (the “Company”) whose employment with the Company is terminated pursuant to a Covered Termination (as defined below). This Plan shall supersede any other severance benefit plan, policy or practice previously maintained by the Company with respect to Eligible Employees covered under this Plan, except to the extent Eligible Employees are parties to written agreements with the Company that expressly contemplate otherwise. This Plan document also is the Summary Plan Description for the Plan.
Section 2. Definitions.
     For purposes of the Plan, the following terms are defined as follows:
     (a) “Base Salary” means the Eligible Employee’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Eligible Employee’s Covered Termination, and prior to any reduction in base pay that would permit such Eligible Employee to voluntarily terminate employment in a Constructive Termination pursuant to Section 2(d)(i).
     (b) “Board” means the Board of Directors of the Company.
     (c) “Company” means Ardea Biosciences, Inc.
     (d) “Constructive Termination” means, with respect to an Eligible Employee, that such Eligible Employee voluntarily terminates his or her employment with the Company (A) after (1) any of the following are undertaken without Cause and without such Eligible Employee’s express written consent; (2) the Eligible Employee notifies the Company in writing, within ninety (90) days after the occurrence of one of the following events, which notice specifies the condition giving rise to a Constructive Termination and that the Eligible Employee intends to terminate his employment no earlier than thirty (30) days after the Company’s receipt of such notice; and (3) the Company does not cure such condition within thirty (30) days following its receipt of such notice (the “Cure Period”) or states unequivocally in writing that it does not intend to attempt to cure such condition, and (B) such voluntary termination occurs within ninety (90) days following the end of the Cure Period:

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          (i) a material reduction by the Company in the Eligible Employee’s Base Salary; provided, however, that (A) a reduction of Base Salary of five percent (5%) or less shall in no event be considered a material reduction for purposes of this Plan, and (B) a reduction by the Company of the Eligible Employee’s Base Salary by up to ten percent (10%) shall not constitute a material reduction for purposes of this Plan if it is made in connection with an across-the-board reduction by the Company of all Eligible Employees’ annual base salaries by a percentage at least equal to the percentage by which the Eligible Employee’s Base Salary is reduced;
          (ii) a relocation of the Eligible Employee’s business office to a location more than fifty (50) miles from the location at which the Eligible Employee performs his or her duties, except for required travel by the Eligible Employee on the Company’s business to an extent substantially consistent with the Eligible Employee’s business travel obligations; provided, however, that no relocation of the Eligible Employee’s business office shall constitute a Constructive Termination for purposes of this Plan if the Eligible Employee provides services to the Company from a remote location (e.g., through telecommuting) at the time of the relocation; or
          (iii) a material breach by the Company of any provision of this Plan or any other Agreement between the Eligible Employee and the Company concerning the terms and conditions of his or her employment.
     (e) “Continuation Period” means a period of twelve (12) months following the Eligible Employee’s Covered Termination.
     (f) “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination, notice of either of which is given on or after the Effective Date.
     (g) “Effective Date” means July 1, 2001, the effective date of the Plan.
     (h) “Eligible Employee” means any full-time, regular hire employee of the Company, other than the Company’s Chief Executive Officer, who is a Senior Vice President or who holds a higher such office with the Company and any person designated by the Board or its Compensation Committee from time to time, and whose employment with the Company terminates due to a Covered Termination.
     (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (j) “Involuntary Termination Without Cause” means the Eligible Employee’s dismissal or discharge for reasons other than Cause. For this purpose, “Cause” means that, in the reasonable determination of the Company, the Eligible Employee has
          (i) been convicted of or pleaded guilty or no contest to any felony or any crime involving dishonesty that is likely to inflict or has inflicted demonstrable and material injury on the business of the Company;
          (ii) willfully participated in any fraud against the Company;

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          (iii) willfully and materially breached a Company policy;
          (iv) intentionally damaged any property of the Company thereby causing demonstrable and material injury to the business of the Company;
          (v) willfully and materially breached the Eligible Employee’s Proprietary Information and Inventions Agreement with the Company; or
          (vi) engaged in conduct that, in the reasonable determination of the Company’s Board of Directors, demonstrates gross unfitness to serve.
     Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (iii) or (vi) above unless the conduct described in such clause has not been cured within fifteen (15) days following the Eligible Employee’s receipt of written notice from the Company specifying the particulars of the conduct constituting Cause.
     (k) “Target Performance Bonus” means either: (i) the target performance bonus then in effect for the Eligible Employee for the year in which the Covered Termination occurs, (ii) if, on or prior to the date of the Covered Termination, the Company shall not have approved a target performance bonus applicable to such Eligible Employee for the year in which such Covered Termination occurs, but a target performance bonus applicable to such Eligible Employee exists for the year immediately preceding the year in which such Covered Termination occurs, the target performance bonus amount in effect for the Eligible Employee for such immediately preceding year, or (iii) if there is no target performance bonus in effect for the Eligible Employee for either the year in which such Covered Termination occurs or the immediately preceding year, the largest maximum target performance bonus payable to any other Company officer with an employment title equivalent to or below the employment title of such Eligible Employee for the year that includes such Covered Termination.
Section 3. Eligibility For Benefits.
     (a) General Rules. Subject to the requirements set forth in this Section, the Company shall provide the severance benefits described in Section 4 of the Plan to Eligible Employees.
          (i) In order to be eligible to receive benefits under the Plan, an Eligible Employee whose employment is terminated pursuant to a Covered Termination that is an Involuntary Termination Without Cause must continue to provide services to the Company, at the Company’s request, through such date as determined by the Company; provided, however, that such date shall not be more than ninety (90) days from the date the Eligible Employee is notified by the Company, in writing, of his or her Involuntary Termination Without Cause.
          (ii) In order to be eligible to receive benefits under the Plan, an Eligible Employee also must execute a general waiver and release (the “Release”) in substantially the form attached hereto as Exhibit A, Exhibit B or Exhibit C, as appropriate, within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of the Eligible Employee’s employment, and permitting such Release and Waiver to become fully effective in accordance with its terms, (the date Executive’s Release

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becomes fully effective, the “Release Effective Date”), and such Release must become effective in accordance with its terms. The Company, in its sole discretion, may modify the form of the required Release to comply with applicable state law and shall determine the form of the required Release.
     (b) Exceptions to Benefit Entitlement. An employee who otherwise is an Eligible Employee shall not receive benefits under the Plan in any of the following circumstances, as determined by the Company in its sole discretion:
          (i) The employee has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 5(a) below does not entirely eliminate benefits under this Plan.
          (ii) The Company involuntarily terminates the employee’s employment with the Company, and such termination does not constitute an Involuntary Termination Without Cause.
          (iii) The employee voluntarily terminates employment with the Company, and such termination does not constitute a Constructive Termination. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
          (iv) The employee voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an affiliate of the Company.
          (v) The employee is offered employment, with the same title and reporting responsibilities and no diminution in duties and responsibilities, with the Company, an affiliate of the Company, or a successor to the Company.
          (vi) The employee is rehired by the Company or an affiliate of the Company prior to the date benefits under the Plan are scheduled to commence.
Section 4. Amount of Benefit.
     (a) Severance. Each Eligible Employee shall receive the following benefits:
          (i) Base Salary for the Continuation Period;
          (ii) Target Performance Bonus for the period in which the Eligible Employee’s termination occurs, prorated to the date of termination; and
          (iii) Accelerated vesting of shares subject to all stock awards, for the number of shares which would have vested accordingly had the Eligible Employee continued employment with the Company for the Continuation Period.

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     Salary continuation shall be paid in regular installments on the normal payroll dates of the Company commencing on the Release Effective Date (except as provided in Section 5(g) below) and shall be subject to all required tax withholding. Target Performance Bonus payments shall be paid within ten (10) days after the Release Effective Date.
     (b) Severance in connection with a Change in Control. An Eligible Employee whose employment with the Company terminates due to a Covered Termination within three (3) months before or within twelve (12) months following a Change in Control, (as defined in the Appendix, Section C, of the Company’s 2004 Stock Equity Incentive Plan), shall receive the following benefits, and not the benefits described in Section 4(a) above:
          (i) A payment equal to twelve (12) months of Base Salary; and
          (ii) A payment equal to the greater of (1) the Target Performance Bonus for the year in which the Eligible Employee’s termination occurs or (2) the Target Performance Bonus earned for the year preceding the year in which the Eligible Employee’s termination occurs.
     Payments of Base Salary and Target Performance Bonus amounts shall be paid within ten (10) days after the Release Effective Date (except as provided in Section 5(g) below) and shall be subject to all required tax withholding.
     (c) Continued Insurance Benefits. Provided that the Eligible Employee elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), upon a severance described in Sections 4(a) and 4(b) above, the Company shall pay the portion of premiums (the “COBRA Premiums”) of each Eligible Employee’s group medical, dental and vision coverage, including coverage for the Eligible Employee’s eligible dependents, that the Company paid prior to the Covered Termination for the Continuation Period described in Section 4(a) or, if shorter, for the duration of the COBRA continuation period. Such premium payments shall continue for the duration of the Continuation Period; provided, however, that no such premium payments shall be made following the effective date of the Eligible Employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer, or cancellation of coverage due to non-payment by the Eligible Employee of his or her portion of the applicable premiums. Each Eligible Employee shall be required to notify the Company immediately if the Eligible Employee becomes covered by a medical, dental or vision insurance plan of a subsequent employer.
     No provision of this Plan will affect the continuation coverage rules under COBRA, except that the Company’s payment of any COBRA Premiums during the Continuation Period will be credited as payment by the Eligible Employee for purposes of the Eligible Employee’s payments required under COBRA. Therefore, the period during which an Eligible Employee may elect to continue the Company’s group medical coverage at his or her own expense under COBRA, the length of time during which COBRA coverage will be made available to the Eligible Employee, and all other rights and obligations of the Eligible Employee under COBRA (except the obligation to pay such portion of the insurance premiums that the Company pays during the Continuation Period) will be applied in the same manner that such rules would apply in the absence of this Plan. At the conclusion of the Continuation Period, the

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Eligible Employee shall be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA continuation period. For purposes of this Section 4(b), such portion of the applicable premiums that will be paid by the Company during the Continuation Period shall not include any amounts payable by the Eligible Employee under a Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Eligible Employee.
Section 5. Limitations on Benefits.
     (a) Certain Reductions and Offsets. Notwithstanding any other provision of the Plan to the contrary, any benefits payable to an Eligible Employee under this Plan shall be reduced by any severance benefits payable by the Company to such individual under any other policy, plan, program or arrangement, including, without limitation, a contract between the Eligible Employee and any entity, covering such individual, unless such contract expressly contemplates that the Eligible Employee is also eligible to participate in the Plan. Furthermore, to the extent that any federal, state or local laws, including, without limitation, so-called “plant closing” laws, require the Company to give advance notice or make a payment of any kind to an Eligible Employee because of that Eligible Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Plan shall either be reduced or eliminated but not below one (1) week of Base Salary. The benefits provided under this Plan are intended to satisfy any and all statutory obligations that may arise out of an Eligible Employee’s involuntary termination of employment for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Plan.
     (b) Mitigation. Except as otherwise specifically provided herein, Eligible Employees shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any retirement benefits received by such Eligible Employee after the Covered Termination.
     (c) Termination of Benefits. Benefits under this Plan shall terminate immediately if the Eligible Employee, at any time, violates any proprietary information or confidentiality obligation to the Company.
     (d) Non-Duplication of Benefits. No Eligible Employee is eligible to receive benefits under this Plan more than one time.
     (e) Indebtedness of Eligible Employees. To the extent permitted by law, if a terminating employee is indebted to the Company or an affiliate of the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. Additionally, if a Covered Employee is subject to withholding for taxes related to any non-Plan benefits, the Company may offset any salary severance payment or other payments under the Plan by the amount of such withholding taxes.

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     (f) Parachute Payments. If any payment or benefit the Eligible Employee would receive in connection with a change in ownership or effective control of the Company from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Eligible Employee’s stock awards.
     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change in ownership or effective control of the Company shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or effective control of the Company, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Eligible Employee within fifteen (15) calendar days after the date on which the Eligible Employee’s right to a Payment is triggered (if requested at that time by the Company or the Eligible Employee) or such other time as requested by the Company or the Eligible Employee. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Eligible Employee with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and the Eligible Employee.
     (g) Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

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     It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.
     Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.
Section 6. Company Property.
     Notwithstanding anything to the contrary set forth herein, a Covered Employee will not be entitled to any benefit under the Plan unless and until the Covered Employee promptly returns all Company Property, except to the extent such obligation is waived in writing by the Company. For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Covered Employee had in his or her possession at any time, including, but not limited to, Company files, notes, drawings records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, Covered Employees must not make or retain copies, reproductions or summaries of any such Company property.

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Section 7. Right To Interpret Plan; Amendment and Termination.
     (a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.
     (b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall affect the right to any unpaid benefit of any Eligible Employee whose termination date has occurred prior to amendment or termination of the Plan. Any action amending or terminating the Plan shall be in writing and executed by the chairman of the Compensation Committee of the Board of Directors of the Company.
     (c) Successors and Assigns. The Company shall obtain the assumption of this Plan by any successor or assign of the Company, which successor or assign shall agree to assume the obligations and perform all of the terms and conditions of this Plan.
Section 8. Termination of Certain Employee Benefits.
     All non-health benefits (such as life insurance, disability and 401(k) plan coverage) shall terminate as of the employee’s termination date (except to the extent that a conversion privilege may be available thereunder).
Section 9. No Implied Employment Contract.
     The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time and for any reason, which right is hereby reserved.
Section 10. Legal Construction.
     This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.
Section 11. Claims, Inquiries And Appeals.
     (a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
Ardea Biosciences, Inc.
4939 Directors Place
San Diego, CA 92121

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     (b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The written notice of denial will be set forth in a manner designed to be understood by the employee and will include the following:
          (i) the specific reason or reasons for the denial;
          (ii) references to the specific Plan provisions upon which the denial is based;
          (iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and
          (iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following a denial on review of the claim, as described in Section 11(d) below.
     This written notice will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
     This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.
     (c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied (or deemed denied). A request for a review shall be in writing and shall be addressed to:
Ardea Biosciences, Inc.
4939 Directors Place
San Diego, CA 92121

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     A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
     (d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
          (i) the specific reason or reasons for the denial;
          (ii) references to the specific Plan provisions upon which the denial is based;
          (iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
          (iv) a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA.
     If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Subsection (d), the application will be deemed denied on review.
     (e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.
     (f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 11(a) above, (ii) has been notified by the Plan

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Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 11(c) above, and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 11(d) above).
Section 12. Basis Of Payments To And From Plan.
     All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded, and benefits hereunder shall be paid only from the general assets of the Company. A Covered Employee’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors. Therefore, if the Company were to become insolvent, the Covered Employee might not receive benefits under the Plan.
Section 13. Non-Alienation Of Benefits
     No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.
Section 14. Other Plan Information.
     (a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 94-3200380. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 513.
     (b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
     (c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is Ardea Biosciences, Inc., 4939 Directors Place, San Diego, CA 92121.
     (d) Plan Sponsor and Administrator. The “Plan Sponsor” and the “Plan Administrator” of the Plan is Ardea Biosciences, Inc., 4939 Directors Place, San Diego, CA 92121. The Plan Sponsor’s and Plan Administrator’s telephone number is (858) 652-6500. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 15. Statement Of ERISA Rights.
     Participants in this Plan (which is a welfare benefit plan sponsored by Ardea Biosciences, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

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     (a) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;
     (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Administrator may make a reasonable charge for the copies; and
     (c) Receive a summary of the Plan’s annual financial report, in the case of a plan that is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with one hundred (100) or more participants must file these annual reports.)
     In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.
     No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.
     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
     If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.

13.

Section 16. Execution.
     To record the adoption of the Plan, as amended and restated effective as of November 7, 2008, Ardea Biosciences, Inc. has caused its duly authorized officer to execute the same this 7th day of November, 2008.

Ardea Biosciences, Inc.

By:	/s/ Barry D. Quart, Pharm.D.

Title:	Chief Executive Officer

14.

Exhibit A
RELEASE
(Individual Termination, Eligible Employee age 40 or older)
     I understand and agree completely to the terms set forth in the Ardea Biosciences, Inc. Senior Executive Severance Benefit Plan (the “Plan”). Certain capitalized terms used in this release are defined in the Plan.
     I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
     In exchange for the benefits I am receiving under the Plan to which I am otherwise not entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general Release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my

1.

execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth (8th) day after I execute this Release.

Employee

Name:

Date:

2.

Exhibit B
RELEASE
(Individual and Group Termination, Eligible Employee under age 40)
     I understand and agree completely to the terms set forth in the Ardea Biosciences, Inc. Senior Executive Severance Benefit Plan (the “Plan”). Certain capitalized terms used in this Release are defined in the Plan.
     I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
     In exchange for the benefits I am receiving under the Plan to which I am otherwise not entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended).
     I understand that I have seven (7) days to consider this Release (although I may voluntarily execute the Release earlier).

Employee

Name:

Date:

1.

Exhibit C
RELEASE
(Group Termination, Eligible Employee age 40 or older)
     I understand and agree completely to the terms set forth in the Ardea Biosciences, Inc. Senior Executive Severance Benefit Plan (the “Plan”). Certain capitalized terms used in this Release are defined in the Plan.
     I hereby confirm my obligations under the Company’s proprietary information and inventions agreement.
     I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.
     In exchange for the benefits I am receiving under the Plan to which I am otherwise not entitled, In exchange for the benefits I am receiving under the Plan to which I am otherwise not entitled, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Plan for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may

1.

choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day (8th) after I execute this Release; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who are eligible for severance benefits under the Plan in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who are not eligible for severance benefits under the Plan.

Employee

Name:

Date:

2.